UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 28, 2019

CAPITALA FINANCE CORP.

(Exact name of registrant as specified in its charter)

Maryland	814-01022	90-0945675
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

4201 Congress St., Suite 360

Charlotte, NC 28209

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (704) 376-5502

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 22, 2019, Capitala Finance Corp. (the “Company”) entered into Amendment No. 4 (the “Amendment”) to its Senior Secured Revolving Credit Agreement with ING Capital LLC, as administrative agent, arranger and bookrunner, and the lenders party thereto (the “Credit Facility”).

The Amendment amended the Credit Facility to, among other things, (a) reduce the minimum net asset value to $150.0 million and (b) reduce the minimum required asset coverage ratio to 2:1 debt-to-equity. The size, pricing and other significant terms of the Credit Facility remain unchanged. The Credit Facility continues to contain certain customary affirmative and negative covenants and events of default.

The description above is only a summary of the material provisions of the Amendment to the Credit Facility and is qualified in its entirety by reference to the copy of the Form of Amendment No. 4 to the Senior Secured Revolving Credit Agreement, which is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference thereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 28, 2019, the Board of Directors of the Company appointed Stephen A. Arnall as the Chief Operating Officer of the Company in addition to his position as the Chief Financial Officer of the Company; Richard G. Wheelahan III as the Secretary of the Company in addition to his position as the Chief Compliance Officer of the Company; and Kevin Koonts as the Chief Accounting Officer and Treasurer of the Company. The positions of Chief Operating Officer, Secretary and Treasurer were previously held by John F. McGlinn, who will continue to serve as a Managing Director of Capitala Investment Advisors, LLC, the Company’s investment adviser.

Messrs. Arnall, Wheelahan and Koonts: (i) were not appointed as the Company’s Chief Operating Officer, Secretary, and Chief Accounting Officer and Treasurer, respectively, pursuant to any arrangement or understanding with any other person; (ii) do not have a family relationship with any of the Company’s directors or other executive officers; (iii) have not engaged, since the beginning of the Company’s last fiscal year, nor proposes to engage, in any transaction in which the Company was or is a participant; and (iv) have not entered into, nor expect to enter into, any material plan, contract, arrangement, grant or award in connection with their appointments as the Company’s Chief Operating Officer, Secretary, and Chief Accounting Officer and Treasurer, respectively.

Mr. Arnall, 57, has served as the Chief Financial Officer of the Company since May 2013. Prior to joining the Company, Mr. Arnall was an executive vice president and the chief financial officer of Park Sterling Bank from 2006 to 2010 and treasurer of Park Sterling Bank from 2010 to 2013.

Mr. Wheelahan, 38, has served as the Chief Compliance Officer of the Company since July 2013. Mr. Wheelahan is also the chief compliance officer, general counsel, and a director of Capitala Investment Advisors, LLC and served as an associate, and subsequently, a vice president of the predecessor to Capitala Investment Advisors, LLC, since March 2010.

Mr. Koonts, 33, has served as the Controller of the Company since 2013. Prior to joining the Company, Mr. Koonts served as an audit manager in Dixon Hughes Goodman LLP’s financial services practice. Mr. Koonts is a Certified Public Accountant.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

ExhibitNo.	Description

10.1	Form of Amendment No. 4, dated as of February 22, 2019, to the Senior Secured Revolving Credit Agreement, dated as of October 17, 2014, among Capitala Finance Corp., as borrower, the lenders from time to time party thereto, and ING Capital LLC, as administrative agent, arranger and bookrunner, and First National Bank of Pennsylvania, as documentation agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2019	CAPITALA FINANCE CORP.

	By:	/s/ Stephen A. Arnall
Stephen A. Arnall Chief Financial Officer and Chief Operating Officer